Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

VICTORIA INDUSTRIES, INC.

MOTOR SPORTS COUNTRY CLUB, LLC

and

THE MSCC UNITHOLDERS

 (as defined herein)

Dated as of May 17, 2010

TABLE OF CONTENTS
ARTICLE I EXCHANGE OF SHARES
1.1.	Membership Interest Purchase	4
1.2.	Closing	4
ARTICLE II REPRESENTATIONS AND WARRANTIES OF UNITHOLDERS
2.1.	Good Title	4
2.2.	Pre-emptive Rights	5
2.3.	Organization	5
2.4.	Power and Authority	5
2.5.	No Conflicts	5
2.6.	Litigation	5
2.7.	No Finder’s Fee	5
2.8.	Purchase Entirely for Own Account	5
2.9.	Available Information	5
2.10.	Non-Registration	5
2.11.	Restricted Securities	5
2.12.	Accredited Investor	5
2.13.	Legends	6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF MSCC
3.1.	Organization, Standing and Power	6
3.2.	MSCC Subsidiaries; Equity Interests	6
3.3.	Capital Structure	6
3.4.	Authority; Execution and Delivery; Enforceability	7
3.5.	No Conflicts; Consents	7
3.6.	Taxes	7
3.7.	Benefit Plans	8
3.8.	Litigation	8
3.9.	Compliance with Applicable Laws	8
3.10.	Brokers; Schedule of Fees and Expenses	8
3.11.	Contracts	8
3.12.	Title to Properties	8
3.13.	Intellectual Property	8
3.14.	Labor Matters	8
3.15.	Insurance	9
3.16.	Foreign Corrupt Practices	9
3.17.	Financial Statements; Liabilities	9
3.18.	Transactions with Affiliates and Employees	9
3.19.	Internal Accounting Controls	9
3.21.	Investment Company	10
3.22.	Absence of Certain Changes or Events	10
3.23.	Disclosure	11
3.24.	Information Supplied	11
3.25.	No Undisclosed Events, Liabilities, Developments or Circumstances	11
3.26.	No Additional Agreements	11

TABLE OF CONTENTS

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF VII
4.1.	Organization, Standing and Power	11
4.2.	Authority; Execution and Delivery; Enforceability	11
4.3.	No Conflicts; Consents	11
4.4.	Litigation	12
4.5.	Disclosure	12
4.6.	No Additional Agreements	12
ARTICLE V CONDITIONS TO CLOSING
5.1.	VII Conditions Precedent	12
5.2.	MSCC and Unitholders Conditions Precedent	13
ARTICLE VI COVENANTS		14
6.1.	Blue Sky Laws	14
6.2.	Public Announcements	14
6.3.	Fees and Expenses	14
6.4.	Continued Efforts	14
6.5.	Exclusivity	14
6.7.	Furnishing of Information	14
6.8.	Access	15
6.9.	Preservation of Business	15
6.10.	Redemption Agreement and Convertible Notes	15
ARTICLE VII MISCELLANEOUS
7.1.	Notices	15
7.2.	Amendments; Waivers; No Additional Consideration	16
7.3.	Termination	16
7.4.	Replacement of Securities	16
7.5.	Remedies	16
7.6.	Interpretation	16
7.7.	Severability	16
7.8.	Counterparts; Facsimile Execution	16
7.9.	Entire Agreement; Third Party Beneficiaries	16
7.10.	Governing Law	16
7.11.	Assignment	16

Annexes :

Annex A	Definitions	18

Annex B	Shares to Unitholders	20

Exhibits :

MEMBERSHIP INTEREST PURCHASE AGREEMENT

          This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 17, 2010, is by and among Victoria Industries, Inc., a Nevada corporation (“VII”); Motor Sports Country Club, LLC, a Colorado limited liability company (“MSCC”); and the member(s) of MSCC listed on Annex B hereto (the “Unitholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

          A.          MSCC has 100 units of membership interests (the “MSCC Units”) issued and outstanding, all of which are held by the Unitholders. Each Unitholder is the record and beneficial owner of the number of units of MSCC Units set forth opposite such Unitholder’s name on Annex B hereto. Each Unitholder has agreed to transfer all of his, her or its (hereinafter “its”) MSCC Units in exchange for a number of newly issued shares of the common stock, $.001 par value, of VII (the “VII Stock”) that will, in the aggregate, constitute approximately eighty-nine percent (89%) of the issued and outstanding capital stock of VII, as of and immediately after the Closing. The number of shares of VII Stock to be received by each Unitholder is listed opposite each such Unitholder’s name on Annex B. The aggregate number of shares of VII Stock that is reflected on Annex B is referred to herein as the “Shares”.

          B.          The exchange of MSCC Units for VII Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

          C.          The Board of Directors of each of VII and MSCC has determined that it is desirable to effect the plan of reorganization and Membership Interest Purchase.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Purchase and Sale of Shares

          1.1.        Purchase and Sale. At the Closing, each Unitholder shall sell, transfer, convey, assign and deliver to VII its MSCC Units, free and clear of all Liens, in exchange for the VII Stock listed on Annex B opposite such Unitholder’s name.

          1.2.        Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP in New York, NY commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of Unitholders

          Each of the Unitholders hereby severally (and not jointly) represents and warrants to VII with respect to itself, as follows:

          2.1.        Good Title. The Unitholder is the record and beneficial owner, and has good title to its MSCC Units, with the right and authority to sell and deliver such MSCC Units. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of VII as the new owner of such MSCC Units in the share register of MSCC, VII will receive good title to such MSCC Units, free and clear of all Liens.

          2.2.        Pre-emptive Rights. The Unitholder has no pre-emptive rights or any other rights to acquire any MSCC Units that have not been waived or exercised.

          2.3.        Organization. If an entity, the Unitholder is duly organized and validly existing in its jurisdiction of organization and in good standing under the laws of the jurisdiction of its organization.

          2.4.        Power and Authority. The Unitholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Unitholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Unitholder, enforceable against such Unitholder in accordance with the terms hereof.

          2.5.        No Conflicts. The execution and delivery of this Agreement by the Unitholder and the performance by such Unitholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Unitholder and (c) will not violate or breach any contractual obligation to which such Unitholder is a party.

          2.6.        Litigation. There is no pending proceeding against the Unitholder that involves the MSCC Units or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Unitholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

          2.7.        No Finder’s Fee. The Unitholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

          2.8.      Purchase Entirely for Own Account. The VII Stock proposed to be acquired by the Unitholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and such Unitholder has no present intention of selling or otherwise distributing the VII Stock, except in compliance with applicable securities laws.

          2.9.        Available Information. The Unitholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in VII and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the VII Stock.

          2.10.      Non-Registration. The Unitholder understands that the VII Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Unitholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the VII Stock in accordance with VII’s formation documents or the laws of its jurisdiction of incorporation.

2.11. Restricted Securities. The Unitholder understands that the VII Stock are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Unitholder pursuant hereto, the VII Stock would be acquired in a transaction not involving a public offering. The Unitholder further acknowledges that if the VII Stock are issued to such Unitholder in accordance with the provisions of this Agreement, such VII Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Unitholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.12. Accredited Investor. The Unitholder is an “accredited Investor” within the meaning of Rule 501 under the Securities Act and such Unitholder was not organized for the specific purpose of acquiring the VII Stock.

          2.13.                                     Legends. The Unitholder hereby agrees with VII that the VII Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

          Additionally, the VII Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III

Representations and Warranties of MSCC

          MSCC represent and warrant as follows to VII:

          3.1.        Organization, Standing and Power. MSCC is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on MSCC, a material adverse effect on the ability of MSCC to perform their obligations under this Agreement or on the ability of any of MSCC to consummate the Transactions (an “MSCC Material Adverse Effect”). MSCC is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have an MSCC Material Adverse Effect.  MSCC has delivered to VII true and complete copies of the MSCC Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

          3.2.        MSCC Subsidiaries; Equity Interests.  MSCC does not as of the date of this Agreement own, directly or indirectly, any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

          3.3.        Capital Structure. The capitalization of MSCC is as set forth under Schedule 3.3. Except as set forth on Schedule 3.3, no membership interests or other voting securities of MSCC are issued, reserved for issuance or outstanding. MSCC is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding membership interests of MSCC are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable corporate Laws, the MSCC charter documents, or any Contract to which MSCC is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of MSCC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of MSCC may vote (“Voting MSCC Debt”). As of the date of this Agreement, there are not any membership interests, options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which MSCC is a party or by which any of them is bound (a) obligating MSCC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, membership interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, MSCC or any Voting MSCC Debt, (b) obligating MSCC to issue, grant, extend or enter into any such membership interest, option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock or membership interest of MSCC. As of the date of this Agreement, there are not any outstanding contractual obligations of MSCC to repurchase, redeem or otherwise acquire any membership interest of MSCC.  No further approval or authorization of any unitholder, the Board of Members or others is required for the sale of the MSCC Units.  Except as set forth on Schedule 3.3, there are no stockholders agreements, voting agreements or other similar agreements with respect to MSCC’s membership interests to which MSCC is a party or, to the knowledge of MSCC, between or among any of MSCC’s unitholders.

          3.4.        Authority; Execution and Delivery; Enforceability. MSCC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by MSCC of this Agreement and the consummation by MSCC of the Transactions have been duly authorized and approved by the Board of Member of MSCC and no other corporate proceedings on the part of MSCC is necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against MSCC in accordance with its terms.

          3.5.        No Conflicts; Consents.

                       (a)          The execution and delivery by MSCC of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of MSCC under, any provision of (i) MSCC charter documents, (ii) any Contract to which MSCC are a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to MSCC or its respective properties or assets, including without limitation, the MSCC Units, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an MSCC Material Adverse Effect.

                       (b)          Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to MSCC in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

          3.6.        Taxes.

                       (a)         MSCC has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an MSCC Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an MSCC Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of MSCC know of no basis for any such claim.

                         (b)          The MSCC Financial Statements reflect an adequate reserve for all Taxes payable by MSCC (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against MSCC, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an MSCC Material Adverse Effect.

          3.7.        Benefit Plans.

                       (a)         MSCC do not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the MSCC Companies (collectively, “MSCC Benefit Plans”). As of the date of this Agreement, there is not any severance or termination agreements or arrangements between MSCC and any current or former employee, officer or director of MSCC, nor does MSCC have any general severance plan or policy.

                       (b)          Since December 31, 2009, there has not been any adoption or amendment in any material respect by MSCC of any MSCC Benefit Plan.

          3.8.        Litigation. There is no Action against or affecting MSCC or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the VII Stock or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an MSCC Material Adverse Effect. Neither MSCC, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under central or provincial securities laws or a claim of breach of fiduciary duty.

          3.9.        Compliance with Applicable Laws. MSCC is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an MSCC Material Adverse Effect. MSCC has not received any written communication during the past two years from a Governmental Entity that alleges that it is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

          3.10.      Brokers; Schedule of Fees and Expenses. Except as set forth on Schedule 3.10, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of MSCC.

          3.11.      Contracts. Except as set forth on Schedule 3.11, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of MSCC taken as a whole. MSCC is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an MSCC Material Adverse Effect.

          3.12.      Title to Properties. Except as set forth on Schedule 3.12, MSCC does not owns any real property. MSCC has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which MSCC has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of MSCC to conduct business as currently conducted.

          3.13.      Intellectual Property. MSCC owns, or is validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of MSCC taken as a whole, as set forth on Schedule 3.13. There are no claims pending or, to the knowledge of MSCC, threatened that MSCC is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the best knowledge of MSCC, no person is infringing the rights of MSCC with respect to any Intellectual Property Right.

          3.14.      Labor Matters. There are no collective bargaining or other labor union agreements to which MSCC is a party or by which any of them is bound. No material labor dispute exists or, to the best knowledge of MSCC, is imminent with respect to any of the employees of MSCC.

          3.15.      Insurance. Except as set forth on Schedule 3.15, MSCC is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which MSCC is engaged and in the geographic areas where they engage in such businesses. MSCC has no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for MSCC respective lines of business.

          3.16.      Foreign Corrupt Practices. Neither MSCC, or, to MSCC’s best knowledge, any director, officer, agent, employee or other person acting on behalf of MSCC has, in the course of its actions for, or on behalf of, any of MSCC (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          3.17.      Financial Statements; Liabilities.

                       (a)          MSCC has delivered to VII its audited financial statements for the fiscal year ended December 31, 2009 and 2008 and its unaudited financial statements for the quarterly period ended March 31, 2010 and 2009 (collectively, the “MSCC Financial Statements”) The MSCC Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The MSCC Financial Statements fairly present in all material respects the financial condition and operating results of the MSCC Companies, as of the dates, and for the periods, indicated therein.

                       (b)          MSCC does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to March 31, 2010 and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the MSCC Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in an MSCC Material Adverse Effect.

          3.18.      Transactions with Affiliates and Employees. Except as set forth on Schedule 3.18, none of the officers or directors of MSCC and, to the knowledge of MSCC, none of the employees of MSCC is presently a party to any transaction with MSCC (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of MSCC, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          3.19.      Internal Accounting Controls. MSCC maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. MSCC has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to MSCC is made known to the officers by others within those entities. The officers of MSCC have evaluated the effectiveness of MSCC controls and procedures. Since December 31, 2009, there have been no significant changes in MSCC’s internal controls or, to MSCC’s best knowledge, in other factors that could significantly affect the MSCC Companies’ internal controls.

          3.20.      Investment Company. MSCC is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          3.21.      Absence of Certain Changes or Events. Except as disclosed in the MSCC Financial Statements of Schedule 3.21, from April 1, 2010 to the date of this Agreement, MSCC have conducted their business only in the ordinary course, and during such period that has not been:

                      (a)          any change in the assets, liabilities, financial condition or operating results of MSCC, except changes in the ordinary course of business that have not caused, in the aggregate, an MSCC Material Adverse Effect;

                      (b)          any damage, destruction or loss, whether or not covered by insurance, that would have an MSCC Material Adverse Effect;

                      (c)        any waiver or compromise by MSCC of a valuable right or of a material debt owed to it;

                      (d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by MSCC, except in the ordinary course of business and the satisfaction or discharge of which would not have an MSCC Material Adverse Effect;

                      (e)          any material change to a material Contract by which MSCC or any of their respective assets is bound or subject;

                      (f)          any mortgage, pledge, transfer of a security interest in, or lien, created by MSCC, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair MSCC’s ownership or use of such property or assets;

                      (g)          any loans or guarantees made by MSCC to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

                    (h)          any alteration of MSCC’s method of accounting or the identity of its auditors;

                     (i)          any declaration or payment of dividend or distribution of cash or other property to the Unitholders or any purchase, redemption or agreements to purchase or redeem any MSCC Units;

                     (j)          any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, except pursuant to existing MSCC Units option plans, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

                    (k)          any arrangement or commitment by MSCC to do any of the things described in this Section 3.21

          3.22.      Disclosure. MSCC confirms that neither it nor any person acting on its behalf has provided the Unitholders or their agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by VII under a current report on Form 8-K filed within four business days after the Closing. MSCC understand and confirm that the Unitholders will rely on the foregoing representations and covenants in effecting transactions in securities of MSCC. All disclosure provided to the Unitholders regarding MSCC, their business and the Transactions, furnished by or on behalf of the MSCC (including MSCC’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          3.23.      Information Supplied. None of the information supplied or to be supplied by MSCC contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.24.      No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to MSCC, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by MSCC under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by MSCC of its MSCC Units and which has not been publicly announced. All debts, obligations or liabilities with respect to directors and officers of MSCC will be cancelled prior to the Closing.

          3.25.      No Additional Agreements. MSCC does not have any agreement or understanding with the Unitholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV

Representations and Warranties of VII

          VII represents and warrants as follows to the Unitholders and MSCC.

          4.1.        Organization, Standing and Power. VII is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on VII, a material adverse effect on the ability of VII to perform its obligations under this Agreement or on the ability of VII to consummate the Transactions (a “VII Material Adverse Effect”). VII is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a VII Material Adverse Effect. VII has delivered to MSCC true and complete copies of the VII Charter and the VII Bylaws.

          4.2.        Authority; Execution and Delivery; Enforceability. The execution and delivery by VII of this Agreement and the consummation by VII of the Transactions have been duly authorized and approved by the Board of Directors of VII and no other corporate proceedings on the part of VII are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of VII, enforceable against VII in accordance with the terms hereof.

          4.3.        No Conflicts; Consents.

                      (a)          The execution and delivery by VII of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of VII under, any provision of (i) the VII Charter or VII Bylaws, (ii) any material Contract to which VII is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material order or material Law applicable to VII or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a VII Material Adverse Effect.

                      (b)          No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to VII in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the filing with the SEC of the 14f-1 Notice and filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

          4.4      Litigation. There is no Action against or affecting VII or any of its respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a VII Material Adverse Effect. Neither VII, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

          4.5      Disclosure. VII confirms that neither it nor any person acting on its behalf has provided the Unitholders or their respective agents or counsel with any information that VII believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by VII under a current report on Form 8-K filed within four business days after the Closing. VII understands and confirms that the Unitholders will rely on the foregoing representations and covenants in effecting transactions in securities of VII. All disclosure provided to the Unitholders regarding VII, its business and the transactions contemplated hereby, furnished by or on behalf of VII (including VII’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.6.      No Additional Agreements. VII does not have any agreements or understandings with the Unitholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V

Conditions to Closing

          5.1.        VII Conditions Precedent. The obligations of the Unitholders and MSCC to enter into and complete the Closing are subject, at the option of the Unitholders and MSCC, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Unitholders and MSCC in writing:

                      (a)           Representations and Covenants. The representations and warranties of VII contained in this Agreement shall be true in all material respects, on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. VII shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. VII shall have delivered to the Unitholders and MSCC a certificate, dated the Closing Date, to the foregoing effect.

                      (b)           Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of MSCC or Unitholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of VII.

                      (c)           Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by VII for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by VII, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a VII Material Adverse Effect.

                      (d)           No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since April 1, 2010 which has had or is reasonably likely to cause a VII Material Adverse Effect.

                      (e)           Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of VII, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to MSCC and the Unitholders.

                      (f)           Satisfactory Completion of Due Diligence. MSCC and the Unitholders shall have completed prior to Closing its legal, accounting and business due diligence of VII and the results thereof shall be satisfactory to MSCC and the Unitholders in their sole and absolute discretion

                      (g)           Issuance of Stock Certificates. At or within 5 business days following the Closing, VII shall deliver to each Unitholder a certificate representing the new shares of VII Stock issued to such Unitholder in accordance with Annex B.

          5.2.        MSCC and Unitholders Conditions Precedent. The obligations of VII to enter into and complete the Closing is subject, at the option of VII, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by VII in writing.

                      (a)           Representations and Covenants. The representations and warranties of MSCC and the Unitholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. MSCC and the Unitholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by MSCC and the Unitholders on or prior to the Closing Date. Each of MSCC and the Unitholders shall have delivered to VII a certificate, dated the Closing Date, to the foregoing effect.

                      (b)           Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of VII, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of MSCC and the Unitholders.

                      (c)           Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Unitholders or MSCC for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Unitholders or MSCC, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an MSCC Material Adverse Effect.

                      (d)           No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the MSCC Financial Statements which has had or is reasonably likely to cause an MSCC Material Adverse Effect.

                      (e)           Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of VII, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to MSCC and the Unitholders.

                      (f)           Satisfactory Completion of Due Diligence. VII shall have completed its legal, accounting and business due diligence of MSCC and the Unitholders and the results thereof shall be satisfactory to VII in its sole and absolute discretion.

                      (g)           Delivery of Audit Report and Financial Statements. MSCC shall have completed the MSCC Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the MSCC Financial Statements shall be satisfactory to VII in its sole and absolute discretion.

                      (h)           Share Transfer Documents. The Unitholders shall have delivered to VII certificate(s) representing its MSCC Units, accompanied by a duly executed instrument of transfer for transfer by the Unitholders of its MSCC Units to VII.

  (i)            Delivery of Audit Report and Financial Statements. MSCC shall have delivered its audited financial statements for the fiscal year ended December 31, 2009 and 2008 and the unaudited financial statements for the three months ended March 31, 2010 and 2009 and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the financial statements shall be satisfactory to VII in its sole and absolute discretion.

      (j)             Resignations and Appointments. VII shall have delivered to MSCC letters of resignation from (i) Oleg Batratchenko, resigning from his position as chief executive officer effective as of the Closing and (ii) Oleg Batratchenko, resigning from his position as a director of VII that will automatically become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by VII to its stockholders and evidence of the election of (x) the person identified by MSCC as directors effective as of the Closing, (y) such other directors as MSCC may designate effective upon the resignation of Oleg Batratchenko on the tenth (10th) day following the mailing of the 14f-1 Notice and (z) the officers designated by MSCC effective as of the Closing.

ARTICLE VI

Covenants

          6.1.        Blue Sky Laws.  VII shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the VII Stock in connection with this Agreement.

          6.2.        Public Announcements. VII and MSCC will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

          6.3.        Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

          6.4.        Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

          6.5.        Exclusivity. Neither VII nor MSCC shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of VII or MSCC (as applicable), or any assets of VII or MSCC (as applicable) (including any acquisition structured as a merger, consolidation, Membership Interest Purchase or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          6.6.        Furnishing of Information . As long as the Unitholders own the VII Stock, VII covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by VII after the date hereof pursuant to the Exchange Act. As long as the Unitholders own the VII Stock, if VII is not required to file reports pursuant to such laws, it will prepare and furnish to the Unitholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Unitholders to sell VII Stock under Rule 144. VII further covenants that it will take such further action as the Unitholder or any subsequent holder of the VII Stock may reasonably request, all to the extent required from time to time to enable such person to sell VII Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

          6.7.        Access. Each of VII and the MSCC Companies shall permit representatives of any other parties to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

          6.8.        Preservation of Business. From the date of this Agreement until the Closing Date, each of MSCC and VII shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

6.9           Preparation of the 14f-1 Notice.     As soon as possible following the date of this Agreement, and in any event, within four (4) business days hereafter, VII and MSCC shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. VII shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

6.10           Filing of 8-K. VII shall file, within four (4) business days of the date of this Agreement and of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure including the requisite audited consolidated financial statements of MSCC and the requisite Form 10 disclosure regarding MSCC.

6.11           Name Change. Immediately after the execution of this Agreement, take such steps are required to change the name of VII to “Motor Sports Country Club Holdings, Inc.” or such similar name as may be acceptable to MSCC.

6.12             Employment Agreement.  On or prior to Closing, take such steps as are required to enter into employment agreements with Claus Wagner and Robert Newson as may be acceptable to both parties.

ARTICLE VII

Miscellaneous

          7.1.        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to VII:             551 Fifth Avenue, Suite 423
New York, NY 10017
Tel: (646) 825-8083
Fax:
Attn: Oleg Batratchenko

If to MSCC:       11100 W 8th Avenue, Suite 200
Lakewood, CO  80215
Tel: (888) 967-5552
Fax:
Attn: Claus Wagner

With a copy to:   Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

If to Unitholders, to the address set forth on Annex B.

If to VII, to:

          7.2.        Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

          7.3.        Termination.

(a)	The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b)
If any party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

          7.4.        Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, VII shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to VII of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, VII may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

          7.5.        Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party hereto will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

          7.6.        Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

          7.7.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

          7.8.        Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

          7.9.        Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

          7.10.      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, Unitholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

          7.11.      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

VICTORIA INDUSTRIES, INC.
By: /s/ Oleg Batratchenko Name: Oleg Batratchenko Title: President

MOTOR SPORTS COUNTRY CLUB, LLC
By: Claus Wagner Name: Claus Wagner Title: Chief Executive Officer

[Unitholders’ Signature Page ]

          IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

/s/ Claus Wagner
Claus Wagner

ANNEX A

Definitions

                                “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

                                “Agreement” has the meaning set forth in the Preamble of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

                                “Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

                                “Consent” means any material consent, approval, license, permit, order or authorization.

                                “Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

                                “Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

                                “Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

                                “Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, Unitholder agreement and other encumbrance.

“MSCC” has the meaning set forth in the Preamble of this Agreement.

                    “MSCC Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

                                “MSCC Constituent Instruments” means the articles of organization of MSCC and such other constituent instruments of MSCC as may exist, each as amended to the date of this Agreement.

              “MSCC Financial Statements” has the meaning set forth in Section 3.17 of this Agreement.

                                “MSCC Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

                                “MSCC Units” has the meaning set forth in the Background Section of this Agreement.

                                “MSCC Subsidiaries” has the meaning set forth in the Preamble of this Agreement.

                                “Party” has the meaning set forth in the Preamble of this Agreement.

                                “SEC” means the Securities and Exchange Commission.

                                “SEC Reports” has the meaning set forth in Section 4.6 of this Agreement.

                                “Securities Act” means the Securities Act of 1933, as amended.

 “VII” has the meaning set forth in the Preamble of this Agreement.

                                “VII Bylaws” means the Bylaws of VII, as amended to the date of this Agreement.

                                “VII Charter” means the Articles of Incorporation of VII, as amended to the date of this Agreement.

                                “VII Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

                                “VII Stock” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                                “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                                “Transactions” has the meaning set forth in Section 1.2 of this Agreement.

                                “Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

                                “Unitholders” has the meaning set forth in the Preamble of this Agreement.

                                “Voting MSCC Debt” has the meaning set forth in Section 3.3 of this Agreement.

ANNEX B

Shares of Unitholders

No.	Name and Address of Unitholder	Tax ID (if applicable)	Number of Shares of MSCC Units Being Exchanged	Percentage of Total MSCC Units Represented By VII Stock Being Exchanged	Number of Shares of VII Stock to be Received by Unitholder

1	Claus Wagner		100	100%	20,800,000

	TOTAL			100%